UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: March 6, 2012

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS employer identification no.)

4500 College Blvd, Suite 240

Leawood, Kansas 66211

(Address of principal executive offices, including zip code)

(913) 663-2310

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 6, 2012, Empire Energy Corporation International issued a press release, as follows:

Nemo Partners Energy pay $100,000 option Fee to Empire on signed $50m convertible loan note option and supply $3.3 m proof of funds for Tasmanian coal applications

LEAWOOD, Kan. Tuesday, 06th March, 2012 -- Empire Energy Corporation International (Empire) (Pink Sheets: EEGC.pk - News) announces that the $100,000 option fee has now been paid to Empire by Nemo Partners Energy (Nemo) thereby consummating the $50m USD convertible loan note option and joint venture agreement as previously announced.

As part of the above option agreement, Empire (51%) and Nemo (49%) intend to implement coal and coal bed methane exploration programs in several other areas of Tasmania through Tasmania Coal Mines Pty Ltd and also plan to source coal from existing coal producers increasing their current production to the benefit of all Tasmanians. Particular focus will be on the applications newly prepared for Bellevue and Thunderbolt coal exploration license areas of central Tasmania. These are located in the southern Tasmanian coal fields, previously drilled by predecessor companies, and on a 500 square kilometer area of the Mt Lloyd region, approximately 40km west/north-west of Hobart, where drilling in 1958 proved a thickness of over 3m of coal with a density of 1.5.

With Australian thermal coal at $111USD FOB and Korean coking coal at $235 USD FOB a tonne, we believe our new coal ventures, established on the foundations of our $50 million on the Tasmania Basin research of over 30 years, including vitrinite reflectance, palynology and geochemical analysis of cored and outcropping coals which, potentially, promise to be very profitable.

Tasmania has over 500million tonnes of estimated pre-Joint Ore Reserves Committee (JORC) coal resources (over 50 years supply at 10 million tonnes a year) and with Nemo, we intend to exploit these resources/reserves subject to satisfactory JV arrangements. We think we can exploit 10 million tonnes a year shipped from the deep-water port of Hobart by 400,000t Brazilian bulk carriers. Nemo has forwarded their option fee of $100,000 USD to Empire for the right to invest $50,000,000 USD to earn a 49% interest in EL 14/2009 in our oil and gas exploration venture. They have also provided $3.3million proof of funds for the coal license applications submitted to Mineral Resources Tasmania and are also investigating marketing opportunities in Asia for heavy crude oil and coal.

To help evaluate and exploit the Tasmanian coal resources, Empire has contracted the services of coal expert Dr Andy Carr and his associates at Global Exploration Services Ltd of Sussex UK whom, Empire Director and Chief Geologist, Dr Clive Burrett has met in London and has had discussions with, to scope the work required to produce coking coals to international standard. Dr Clive Burrett along with other Empire directors met with Nemo Partners Korea in Seoul in 2008 in order to establish a commercial relationship and develop off-take agreements with South Korean based coal and oil buyers. Additional experts at Global Exploration Services will also help Burrett re-assess the riskings of the petroleum system elements of the Tasmania Basin.

Empire CEO, Mr Malcolm Bendall said “I am pleased that our Chief Geologist and Empire Director, Dr Clive Burrett, who edited the book on the Geology of Tasmania in 1989 and completed his PhD on the rocks intended to be drilled in our current program, joined me in London, before I left for South Korea, to establish the technical objectives for the coal, oil and gas exploration programs and sign off on several related important commercial arrangements set up in London by fellow director and head of corporate finance, Bill Keating.

The contracted and mobilized Terrex seismic trucks are presently on standby in Tasmania and after completing all the pre-requisite documentation we expect to start acquiring 2D seismic in the next few weeks. Our drilling program is planned to start on 2nd April and mud loggers and engineers will be mobilized within the next few weeks, we will drill as soon as we submit work programs and get the go ahead from the Tasmanian state government departments.

This Press Release contained forward-looking statements based on our current expectations about our company and our industry.  You can identify these forward-looking statements when you see us using the words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empire’s ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements. For a more detailed discussion of risks and other factors related to Empire Energy Corporation Int’l, please refer to its 10-KSB and 10 QSB reports filed with the U.S. Securities and Exchange Commission.

Contact: Malcolm Bendall

+61 3 6231 3529

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: March 6, 2012

By:   /s/ Malcolm Bendall

Mr. Malcolm Bendall

Chief Executive Officer

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